Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Bed Bath & Beyond Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.01 per share	Other	111,747,196	$0.29815	$33,317,427	$110.20 per $1,000,000	$3,672

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$33,317,427		$3,672

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$3,672

(1)

Includes up to 111,747,196 shares of Common Stock that are available to be issued by the registrant to the selling stockholder named in the registration statement at the registrant’s election and in its sole discretion, from time to time after the date of the registration statement, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering such additional indeterminate number of shares of Common Stock as may become issuable as a result of stock splits or stock dividends.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share is estimated to be $0.30, based on the average of the high and low sales prices of the Common Stock as reported by the The Nasdaq Stock Market on April 10, 2023.